Exhibit 99.1

Merck Serono and Opexa Therapeutics Enter into Option and License Agreement for Development of Tcelna™ (imilecleucel-T) for Treatment of Multiple Sclerosis

Merck Serono granted option for exclusive license from Opexa to develop and commercialize Tcelna (imilecleucel-T), an investigational T-cell therapy for patients suffering from multiple sclerosis (MS)

THE WOODLANDS, Texas--(BUSINESS WIRE)--February 1, 2013--Opexa Therapeutics, Inc. (NASDAQ: OPXA) today announced the execution of an agreement with Merck Serono, a division of Merck, Darmstadt, Germany, for the development and commercialization of Tcelna™ (imilecleucel-T), a potential first-in-class personalized T-cell therapy for patients suffering from multiple sclerosis (MS). Tcelna (imilecleucel-T) is being developed by Opexa and currently is in a Phase IIb clinical trial in patients with Secondary Progressive MS (SPMS). Potential payments to Opexa from the option and license agreement could total $225 million based upon the successful development and commercialization of Tcelna for MS.

Tcelna (imilecleucel-T) is being developed as a personalized therapy specifically tailored to each patient’s individual disease profile and has been evaluated in Phase I and II clinical studies in MS that included SPMS patients. Tcelna (imilecleucel-T) has received Fast Track Designation from the United States Food and Drug Administration as a potential treatment for SPMS.

Under the terms of the agreement, Opexa will receive an upfront payment of $5 million for granting an option to Merck Serono for the exclusive license of the Tcelna (imilecleucel-T) program for the treatment of MS. The option may be exercised prior to or upon completion of Opexa’s ongoing Phase IIb clinical trial in patients with SPMS. Upon exercising this licensing option, Merck Serono would pay an upfront license fee of either $25 million or $15 million (depending upon whether certain conditions are met), and in return receive worldwide development and commercial rights to Tcelna (imilecleucel-T) in MS, excluding Japan. After exercising the option Merck Serono would be wholly responsible for funding clinical development, subject to Opexa’s co-funding option, as well as regulatory and commercialization activities for the MS program. Additional financial considerations of the agreement include development and commercial milestone payments to Opexa of up to $195 million and a tiered royalty rate from the high single digits to the mid-teens based on net sales payable to Opexa. The potential payments to Opexa could, therefore, total $225 million excluding royalty payments.

Under the agreement, Opexa will have an option right to co-fund development, under which the Company would participate in economic support for future clinical development of the program in exchange for additional royalty consideration. In addition to retaining all rights outside of MS as well as retaining the ability to commercialize Tcelna (imilecleucel-T) in Japan, Opexa also retains certain manufacturing rights related to the program. Further details of the transaction are included in a Form 8-K that was filed this morning by Opexa with the United States Securities and Exchange Commission.

“Merck Serono is strongly committed to developing innovative drug candidates like Tcelna (imilecleucel-T), a potential first-in-class personalized cell therapy for patients with multiple sclerosis,” said Susan Herbert, Head of Global Business Development and Strategy at Merck Serono. “This agreement illustrates Merck Serono’s commitment to employ creative ways of accessing external innovation to develop potential next generation multiple sclerosis treatments, especially in secondary progressive multiple sclerosis, an area of high unmet need.”

Neil K. Warma, President and Chief Executive Officer of Opexa, commented, “Opexa is pleased to partner with Merck Serono and given Merck Serono’s long-term strategic commitment to, and existing franchise position in the field of multiple sclerosis, we could not ask for a more experienced partner to carry Tcelna (imilecleucel-T) through development and hopefully to the market and to patients. We also are pleased to retain important rights through this transaction, such as certain manufacturing rights, commercialization rights to the Japanese market and a co-funding of development option, as well as rights for all indications outside of MS, all of which are intended to enhance Opexa shareholder value.”

Conference Call

The management of Opexa will host a conference call today, Tuesday, February 5, 2013, at 8:30 a.m. EST to discuss the agreement. To participate in the live conference call, please dial (877) 372-0867 (U.S.) or (253) 237-1170 (International). A live webcast of the call will also be available on the investor relations section of the Company's website, www.opexatherapeutics.com. An online archive of the webcast will be available on Opexa’s website for one year following the call.

About Multiple Sclerosis (MS)

MS is a chronic, inflammatory condition of the central nervous system and is the most common, non-traumatic, disabling neurological disease in young adults. It is estimated that approximately two million people have MS worldwide.

While symptoms can vary, the most common symptoms of MS include blurred vision, numbness or tingling in the limbs and problems with strength and coordination. The relapsing forms of MS are the most common.

About Tcelna (imilecleucel-T)

Tcelna (imilecleucel-T) is a potential personalized therapy that is under development to be specifically tailored to each patient's disease profile. Tcelna (imilecleucel-T) is manufactured using ImmPath™, Opexa's proprietary method for the production of a patient-specific T-cell immunotherapy, which encompasses the collection of blood from the MS patient, isolation of peripheral blood mononuclear cells, generation of an autologous pool of myelin-reactive T-cells (MRTCs) raised against selected peptides from myelin basic protein (MBP), myelin oligodendrocyte glycoprotein (MOG) and proteolipid protein (PLP), and the return of these expanded, irradiated T-cells back to the patient. These attenuated T-cells are reintroduced into the patient via subcutaneous injection to trigger a therapeutic immune system response.

Opexa is currently conducting a Phase IIb study of Tcelna (imilecleucel-T). Named Abili-T, the trial is a randomized, double-blind, placebo-controlled clinical study in patients who demonstrate evidence of disease progression without associated relapses. The trial is expected to enroll 180 patients at approximately 30 leading clinical sites in the U.S. and Canada with each patient receiving two annual courses of Tcelna (imilecleucel-T) treatment consisting of five subcutaneous injections per year. The trial’s primary efficacy outcome is the percentage of brain volume change (atrophy) at 24 months. Study investigators will also measure several important secondary outcomes commonly associated with MS, including disease progression as measured by the Expanded Disability Status Scale (EDSS), annualized relapse rate and changes in disability as measured by EDSS and the MS Functional Composite.

About Opexa

Opexa Therapeutics, Inc. (NASDAQ:OPXA) is dedicated to the development of patient-specific cellular therapies for the treatment of autoimmune diseases such as MS. The Company’s leading therapy candidate, Tcelna™ (imilecleucel-T), is a personalized cellular immunotherapy that is in Phase IIb clinical development for MS. Tcelna (imilecleucel-T) is derived from T-cells isolated from peripheral blood, expanded ex vivo, and reintroduced into the patients via subcutaneous injections. This process triggers a potent immune response against specific subsets of autoreactive T-cells known to attack myelin.

For more information visit the Opexa Therapeutics website at www.opexatherapeutics.com

About Merck Serono

Merck Serono is the biopharmaceutical division of Merck. With headquarters in Darmstadt, Germany, Merck Serono offers leading brands in 150 countries to help patients with cancer, multiple sclerosis, infertility, endocrine and metabolic disorders as well as cardiovascular diseases. In the United States and Canada, EMD Serono operates as a separately incorporated subsidiary of Merck Serono.

Merck Serono discovers, develops, manufactures and markets prescription medicines of both chemical and biological origin in specialist indications. We have an enduring commitment to deliver novel therapies in our core focus areas of oncology, neurology and immunology.

For more information, please visit www.merckserono.com or www.merckgroup.com

About Merck

Merck is a global pharmaceutical and chemical company with total revenues of €10.3 billion in 2011, a history that began in 1668, and a future shaped by approx. 40,000 employees in 67 countries. Its success is characterized by innovations from entrepreneurial employees. Merck's operating activities come under the umbrella of Merck KGaA, in which the Merck family holds an approximately 70% interest and free shareholders own the remaining approximately 30%. In 1917 the U.S. subsidiary Merck & Co. was expropriated and has been an independent company ever since.

For more information, please visit www.merckserono.com or www.merckgroup.com

Cautionary Statement Relating to Forward-Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expects,” “believes,” “may,” “could,” and similar expressions are intended to identify forward-looking statements. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding the development of the Company’s product candidate, Tcelna (imilecleucel-T), constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of our clinical trials (including the Phase IIb trial for Tcelna (imilecleucel-T) in SPMS which, depending upon results, may determine whether Merck Serono elects to exercise its option pursuant to the option and development agreement), whether Merck Serono exercises its option and, if so, whether the Company receives any development or commercialization milestone payments or royalties from Merck Serono pursuant to the option and development agreement, our dependence (if Merck Serono exercises its option) on the resources and abilities of Merck Serono for the further development of Tcelna (imilecleucel-T), our ability to raise additional capital to continue our development programs (including to undertake and complete any ongoing or further clinical studies for Tcelna (imilecleucel-T)), the efficacy of Tcelna (imilecleucel-T) for any particular indication, such as for relapsing remitting MS or secondary progressive MS, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights (including for Tcelna), and other risks detailed in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date made. We assume no obligation or undertaking to update any forward-looking statements to reflect any changes in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

CONTACT:
Opexa Therapeutics, Inc.
Neil K. Warma
281.775.0600
nwarma@opexatherapeutics.com
or
Vida Strategic Partners
Tim Brons
415-675-7400
tbrons@vidasp.com
or
The Trout Group
Adam Cutler
646.378.2936
opexa@troutgroup.com